INVESTOR RELATIONS: Quicksilver Resources Inc. Diane Weaver (817) 665-4834

FOR RELEASE AFTER MARKET CLOSE

August 1, 2006

Quicksilver Resources Reports SECOND Quarter 2006 Financial Results

For Six Month Period, Earnings per Share Increased 80%, Cash Flow Increased 115%

FORT WORTH (August 1, 2006) -- Quicksilver Resources Inc. (NYSE: KWK) today reported net income for the second quarter of 2006 of $23.6 million, or $0.29 per diluted share, on revenues of $89.5 million. Earnings per share increased 38 percent in comparison to the company's second quarter of 2005 earnings per share of $0.21 on revenues of $68.5 million. Earnings per share for the second quarter of 2006 included a $0.04 positive impact related to a decrease in the Canadian income tax rate and were reduced by $0.01 due to a new Texas Margin Tax enacted during the second quarter.

Net income for the first six months of 2006 was $51.1 million, or $0.63 per diluted share, on revenues of $189.1 million. Earnings per share increased 80 percent in comparison to the first six months 2005 net income of $27.9 million, or $0.35 per diluted share, on revenues of $123.8 million. For the six-month period ended June 2006, net cash from operating activities, as presented in the attached condensed consolidated Statement of Cash Flows, was $131.7 million, compared to $60.9 million for the same period in 2005, which was an increase of 115 percent.

Production

For the second quarter of 2006, total average production rose to 164.2 million cubic feet equivalent per day (MMcfe/d), a 19 percent increase over the prior-year period of 138 MMcfe/d. For the six months ended June 30, 2006, total production averaged 159.2 MMcfe/d in comparison to 136 MMcfe/d in the prior year six-month period. Production in Canada averaged 49.8 MMcfe/d for the second quarter compared to 38.1 MMcfe/d in the same period in 2005, a 31 percent increase. Texas production increased to an average of 31 MMcfe/d in the quarter ended June 30, 2006 as compared to an average of 8.5 MMcfe/d in the comparable prior year quarter.

President and CEO, Glenn Darden, commented, "Quicksilver continues to be an industry leader in production growth with the drillbit. Leading the charge is our growth in the Barnett Shale where 100 percent of our growth has been generated internally, and the company intends to accelerate activity with additional drilling rigs. We project company production and reserves in the basin to almost triple compared to last year."

Production on an MMcfe/d basis for the company's three major production areas for the six months ended June 30 was as follows:

Area	2005	2006	Change
Canada	38,722	48,921	26%
Texas	6,189	26,907	335%
Michigan	81,664	75,097	(8%)

Natural gas production for the second quarter of 2006 was 13.1 billion cubic feet (Bcf), or an average of 144 million cubic feet per day (MMcf/d), as compared to production of 11.4 Bcf, or an average of 126 MMcf/d, for the same period in 2005. The price realized for the company's natural gas production in the second quarter of 2006, after adjusting for the effects of hedging, averaged $5.54 per thousand cubic feet (Mcf) as compared to the prior-year period amount of $5.24. Natural gas, including natural gas liquids (NGL), comprised 94 percent of the company's total production in the second quarter of 2006.

Oil and condensate production for the second quarter of 2006 was 154,000 barrels, or 1,689 barrels per day, as compared to 143,000 barrels of production in the second quarter of 2005. Oil and condensate prices realized for the second quarter of 2006 averaged $62.03 per barrel compared to $45.01 per barrel for the prior year second quarter.

Natural gas liquids production for the second quarter of 2006 was 150,000 barrels compared to 45,000 barrels in the second quarter of 2005, which is an increase of 232 percent over the prior year second quarter and an increase of 77 percent in comparison to first quarter 2006 NGL production of 85,000. The increase in the NGL production is directly related to the start up of the company's Cowtown cryogenic gas plant, which began processing during the second quarter. The company realized an average $41.80 per barrel for natural gas liquids in the second quarter of 2006, compared to the average of $33.27 per barrel realized in the second quarter of 2005.

Operations Update

Quicksilver Resources recently spudded its 100th operated well in the Barnett Shale formation in the Fort Worth Basin, a significant milestone for the Barnett team. The company has drilled 53 gross (48 net) wells year to date, and current net production is approximately 45 MMcfe/d with 83 gross (67 net) wells completed and tied into sales. Currently, Quicksilver has 10 rigs operating in the Fort Worth Basin and has contracts with four drilling companies. The company expects to exceed its earlier target for 2006 of 85 wells and currently estimates drilling over 100 wells this year; however, most of the wells drilled in the last two months of the year will not be tied into sales until the first quarter of 2007.

The company has established commercial production in six counties in the Fort Worth Basin -- Hood, Johnson, Parker, Hill, Bosque, and Somervell. Plans are currently underway to extend the company's Cowtown Pipeline system to Somervell and Hill counties. Completion work will begin later this year on several wells drilled in Erath County. Quicksilver has averaged 78 days from spud to sales connection for each of its 67 completed wells.

Quicksilver Resources Canada Inc., the company's Canadian subsidiary, has drilled 212 gross (120 net) wells year to date and has tied in 150 gross (78 net) wells into sales in Alberta, Canada. Current production is approximately 50 MMcf/d. The company currently has three rigs drilling in Horseshoe Canyon and one rig drilling for Mannville coal.

In Michigan, Quicksilver Resources has completed 15 horizontal re-entry wells in the Antrim Shale program year to date. Average incremental production increases have been approximately 100 Mcf/d per well. The company has an additional 15 wells planned for the remainder of the year. The production decline in Michigan is expected to be approximately 7% for the year.

Earnings per Share Calculation

For the quarter, the diluted net income per common share is calculated assuming conversion of the entire $150 million principal amount of outstanding convertible debentures in addition to outstanding in-the-money options. For purposes of this calculation, net income is increased by $731,000 of interest expense less an income tax benefit of $256,000 and then divided by the diluted weighted average shares outstanding.

Conference Call

The company's conference call to discuss operational and financial results for the second quarter 2006 is scheduled for Wednesday, August 2, 2006 at 9:00 a.m. central time.

Quicksilver invites interested persons to participate in the second quarter call by dialing (877) 313-7932, ID number 4076979 prior to 8:55 a.m. A digital replay of the conference call will be available at 1:00 p.m. central time the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 4076979. The call will also be broadcast live via Internet webcast on the company's website, www.qrinc.com, linking through the "Investor Relations" page and the "Presentations & Conference Calls" link located in the "More Information" box.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas. It has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, Quicksilver Resources Canada Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources' management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources' financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; effects of hedging natural gas and crude oil prices; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as other factors disclosed in Quicksilver Resources' filings with the Securities and Exchange Commission

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Production:
Natural gas (MMcf)	13,123	11,428	25,635	22,526
Oil (MBbls)	154	143	297	271
NGL (MBbls)	150	45	234	77
Total (MMcfe)	14,945	12,556	28,823	24,617

United States (MMcfe)	10,415	9,092	19,968	17,608
Canada (MMcfe)	4,530	3,464	8,855	7,009
Total (MMcfe)	14,945	12,556	28,823	24,617

Average Daily Production:
Natural gas (Mcfd)	144,209	125,581	141,631	124,451
Oil (Bbld)	1,689	1,569	1,640	1,498
NGL (Bbld)	1,648	497	1,296	427
Total (Mcfed)	164,231	137,975	159,244	136,004

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$ 5.24	$ 5.54	$ 6.16	$ 5.35
Oil (per Bbl)	$ 64.54	$ 47.47	$ 61.91	$ 47.43
NGL (per Bbl)	$ 41.80	$ 33.27	$ 41.12	$ 33.13
Total (per Mcfe)	$ 5.69	$ 5.70	$ 6.45	$ 5.52

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$ 5.54	$ 5.24	$ 6.23	$ 4.78
Oil (per Bbl)	$ 62.03	$ 45.01	$ 60.39	$ 45.51
NGL (per Bbl)	$ 41.80	$ 33.27	$ 41.12	$ 33.13
Total (per Mcfe)	$ 5.92	$ 5.40	$ 6.50	$ 4.98

Expense per Mcfe:
United States oil and gas operations cost	$ 1.77	$ 1.46	$ 1.73	$ 1.52
Canada oil and gas operations cost	$ 1.28	$ 1.01	$ 1.24	$ 0.99
Total oil and gas operations cost	$ 1.62	$ 1.36	$ 1.58	$ 1.39

Production and ad valorem taxes	$ 0.13	$ 0.26	$ 0.21	$ 0.24
General and administrative expenses	$ 0.36	$ 0.37	$ 0.41	$ 0.31
Depletion, depreciation and accretion	$ 1.20	$ 1.04	$ 1.24	$ 1.03

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except for share data -- Unaudited

	June 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$ 21,718	$ 14,318
Accounts receivable, net of allowance for doubtful accounts	48,752	76,121
Current deferred income taxes	-	14,614
Inventories and Other current assets	28,103	8,531
Total current assets	98,573	113,584

Investments in and advances to equity affiliates	8,521	8,353

Properties, plant and equipment -- net ("full cost")	1,340,792	1,112,002

Other assets	27,182	9,155
	$ 1,475,068	$ 1,243,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$ 376	$ 70,493
Accounts payable	35,875	48,409
Accrued derivative obligations	455	40,632
Accrued liabilities	46,507	52,656
Total current liabilities	83,213	212,190

Long-term debt	721,694	506,039

Derivative obligations	665	4,631

Asset retirement obligations	23,056	20,891

Deferred income taxes	142,806	115,728

Minority interest	4,523	-

Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
0 and 1 share issued and outstanding	-	-
Common stock, $0.01 par value, 200,000,000 and
100,000,000 shares authorized, respectively, and
79,926,559 and 78,650,110 shares issued, respectively	799	787
Paid in capital in excess of par value	233,016	211,843
Treasury stock of 2,579,414 and 2,571,069 shares, respectively	(10,832)	(10,353)
Accumulated other comprehensive income (loss)	31,265	(12,382)
Retained earnings	244,863	193,720
Total stockholders' equity	499,111	383,615
	$ 1,475,068	$ 1,243,094

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

In thousands, except for per share data -- Unaudited

For the Three Months Ended			For the Six Months Ended
June 30,			June 30,
	2006	2005	2006	2005
Revenues
Oil, gas and related product sales	$ 88,536	$ 67,843	$ 187,225	$ 122,683
Other revenue	929	697	1,890	1,106
Total revenues	89,465	68,540	189,115	123,789
Expenses
Oil and gas production costs	24,220	17,041	45,630	34,016
Production and ad valorem taxes	1,986	3,311	6,159	5,990
Other operating costs	546	654	949	1,045
Depletion, depreciation and accretion	17,954	13,017	35,627	25,389
Provision for doubtful accounts	-	88	-	88
General and administrative	5,437	4,618	11,691	7,731
Total expenses	50,143	38,729	100,056	74,259

Income (loss) from equity affiliates	(80)	215	108	439

Operating income	39,242	30,026	89,167	49,969

Other income-net	(498)	(118)	(848)	(204)
Interest expense	10,566	4,776	19,768	9,433

Income before income taxes and minority interest	29,174	25,368	70,247	40,740
Income tax expense	5,555	8,183	19,093	12,801
Minority interest expense	11	-	11	-

Net income	$ 23,608	$ 17,185	$ 51,143	$ 27,939

Basic net income per common share	$ 0.31	$ 0.23	$ 0.67	$ 0.37
Diluted net income per common share	$ 0.29	$ 0.21	$ 0.63	$ 0.35

Weighted average common shares outstanding
Basic	76,723	75,751	76,383	75,619
Diluted	83,089	82,474	82,949	82,268

QUICKSILVER RESOURCES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands-Unaudited

	For the Six Months Ended
	June 30,
	2006	2005
Operating activities:
Net income	$ 51,143	$ 27,939
Charges and credits to net income not affecting cash
Depletion, depreciation and accretion	35,627	25,389
Deferred income taxes	19,063	12,528
Non-cash compensation	2,819	500
Amortization of deferred loan costs	1,255	701
Income from equity affiliates	(108)	(439)
Minority interest	11	-
Non-cash gain from hedging activities	77	(287)
Other	129	58
Changes in assets and liabilities
Accounts receivable	27,369	(2,844)
Inventory, prepaid expenses and other	(13,760)	(3,685)
Accounts payable	(1,423)	2,542
Accrued liabilities and other	9,502	(1,459)
Net cash provided by operating activities	131,704	60,943

Investing activities:
Development and exploration costs and other property additions	(275,210)	(132,515)
Return of investment from equity affiliates	365	315
Proceeds from sale of assets	341	1,190
Net cash used for investing activities	(274,504)	(131,010)

Financing activities:
Issuance of debt	408,742	59,823
Repayments of debt	(271,719)	(161)
Proceeds from exercise of stock options	18,366	1,508
Minority interest contributions	4,506	-
Purchase of treasury stock	(479)	-
Payment for fractional shares	-	(18)
Debt issuance costs	(9,192)	(107)
Net cash provided by financing activities	150,224	61,045

Effect of exchange rate changes in cash	(24)	283

Net increase (decrease) in cash and cash equivalents	7,400	(8,739)

Cash and cash equivalents at beginning of period	14,318	15,947

Cash and cash equivalents at end of period	$ 21,718	$ 7,208